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Exhibit 99.(a)(1)(D)

ELECTION FORM

Rigel Pharmaceuticals, Inc.
1180 Veterans Boulevard
South San Francisco, CA 94080
Attn: Nina Borja

        I have received Rigel Pharmaceuticals, Inc.'s ("Rigel") Offer to Exchange and Summary of Terms dated June 27, 2003, sent to eligible officers, employees, consultants and non-employee directors of Rigel that hold options to purchase Rigel's common stock with exercise prices equal to or greater than $9.00 per share granted under Rigel's 2000 Equity Incentive Plan, 2001 Non-Officer Equity Incentive Plan and 2000 Non-Employee Director Stock Option Plan (the "Eligible Options"). Defined terms not explicitly defined herein but defined in the Offer to Exchange, shall have the same definitions as in the Offer to Exchange.

        Pursuant to the terms of the Offer, I elect to have one or more of my Eligible Options cancelled in exchange for a right to receive a Replacement Option, as that term is defined in the Offer. I hereby agree that, unless I revoke my election before 11:59 p.m., Pacific Daylight Time, on Friday, July 25, 2003 (or a later expiration date if Rigel extends the Offer), my election will be irrevocable, and if accepted by Rigel, such surrendered Eligible Options will be cancelled in their entirety. I understand that, subject to my employment with, provision of service to, or service as a non-employee director of Rigel on the grant date of the Replacement Option, I will receive a Replacement Option, to be granted promptly on or after July 28, 2003 (or a later date if Rigel extends the Offer), covering the total number of shares of common stock subject to my Eligible Options that were cancelled.

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I ACCEPT THE OFFER AND HEREBY ELECT TO EXCHANGE, for a Replacement Option, upon the terms and conditions stated in the Offer, all of my Eligible Option(s) which are identified as follows:

Option Number	Option Grant Date	Exercise Price of Option	Option Number	Option Grant Date	Exercise Price of Option

        I UNDERSTAND THAT IF I ELECT TO EXCHANGE ANY ELIGIBLE OPTIONS SUBJECT TO A SINGLE OPTION GRANT, I MUST ELECT TO EXCHANGE ALL OF MY AVAILABLE ELIGIBLE OPTIONS SUBJECT TO THAT OPTION GRANT. I agree to deliver to Rigel the original stock option grant form(s) for my Eligible Options, upon request. I acknowledge that I will have no right to exercise all or any part of any cancelled options after the date of this election (unless I revoke this election), and that such options will be cancelled.

        I further acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with Rigel (except on an at will basis). I agree that Rigel has made no representations or warranties to me regarding this Offer or the future pricing of Rigel's stock, and that my participation in this Offer is at my own discretion.

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I DO NOT ACCEPT THE OFFER to exchange options.
Date:
Optionee Signature
Name:	(Please print)

        Rigel hereby agrees and accepts this Election Form, and such acceptance shall be binding on Rigel's successors, assigns and legal representatives:

RIGEL PHARMACEUTICALS, INC.

By:	Date:
Title:

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  Exhibit 99.(a)(1)(D)
ELECTION FORM